Exhibit 10.10

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of the 12th day of December, 1996 by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and RAMON D. ARDIZZONE (the "Executive").

                              Statement of Purpose

     The Corporation and the Executive entered into an Employment Agreement dated as of June 21, 1995, as amended on December 8, 1995 (the "Employment Agreement"). The Corporation and the Executive desire to further amend the Employment Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the terms and provisions of this Amendment, the parties hereto agree as follows:

         1. Effective January 1, 1997, Paragraph 1(a) of the Employment Agreement shall be amended to read as follows:

                  "(a) Employment. The Corporation hereby employs the Executive, and the Executive hereby agrees to serve, as Chairman of the Board of Directors of the Corporation (the `Board')."

         2. Paragraph 2(a) of the Employment Agreement is hereby amended to read as follows"

                  "(a) Term. The initial term of the Executive's employment hereunder shall commence on the Effective Date and shall continue until December 31, 1997."

         3. Paragraph 2(b)(5) of the Employment Agreement is hereby deleted in its entirety.

         4. Paragraph 2(c)(1) of the Employment Agreement is hereby amended to read as follows:

                  "(1) the Executive's resignation from the office of Chairman of the Board and Chief Executive Officer prior to January 1, 1997 or the Executive's resignation from the office of Chairman of the Board after December 31, 1996, in each case without the Corporation's prior consent;"

         5. Paragraph 2(e)(1) of the Employment Agreement is hereby amended to read as follows:


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                  "(1) except where such failure or change is specifically
         approved by the Executive (whether as a member of the Board or individually), failure to elect or reelect or to appoint or reappoint the Executive to the office of Chairman of the Board of the Corporation, or any other material change by the Corporation of the Executive's functions, duties or responsibilities which would cause the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Corporation to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 1 above; provided, however, that the Executive must first (i) provide the Board with written notice specifying the particular failure of the Corporation under this Paragraph 2(e)(1), and (ii) allow the Board 60 days from receipt of notice to cure such failure;"

         6. Paragraph 2(f)(2) of the Employment Agreement is hereby amended to delete any reference to Paragraph 2(b)(5).

         7.. Effective January 1, 1997, Paragraph 3(a) of the Employment Agreement shall be amended to read as follows:

                  "(a) Base Salary. The Corporation shall pay to the Executive a Base Salary of $250,000 per annum (the `Base Salary'). The Base Salary shall be payable in equal monthly installments on the last business day of each month, or in such other installments and at such other times as the parties hereto may mutually agree upon. The Base Salary may be increased (but not decreased) in the manner determined by the Board or its Compensation Committee in its absolute discretion."

         8. Paragraph 3(b) of the Employment Agreement is hereby amended to read as follows:

                  "(b) Management by Objectives Bonus Plan. The Executive shall participate at a 50% level in the Glenayre Management by Objectives Bonus Plan as in effect from time to time (the `MBO Plan')."

         9. Paragraph 3(c) of the Employment Agreement is hereby amended to read as follows:

                  "(c) Stock Options. Within 30 days prior to January 1, 1996 and January 1, 1997, respectively, the Executive shall be awarded options, under the Corporation's Incentive Stock Plan or any similar or substitute option plan (the `Option Plan'), to purchase no fewer than 50,000 shares of the common stock of the Corporation. For each award, the exercise price of such option shall be the `Closing Price' (as defined in the Option Plan) on the day of such award. Each such option shall be vested as follows: one-third of the shares subject to such option shall be vested on the date of such award, an additional one-third of the shares subject to such option shall be vested on the first anniversary of such award



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         and the remaining one-third of the shares subject to such option shall be vested on the second anniversary of such award; provided, however, that such stock options shall be fully vested (i) upon any termination of the Executive's employment hereunder other than for Cause or (ii) upon any `Change in Control' of the Corporation (as defined in the Option Plan). Each such option shall expire, lapse and be of no further legal force or effect upon the earlier of the following: (i) 10 years from the date of award, irrespective of the Executive's employment status with the Corporation or its subsidiaries or (ii) the date the Executive's employment with the Corporation and its subsidiaries is terminated for Cause."

         10. The Executive acknowledges and agrees that no event has occurred prior to the date hereof which constitutes "Good Reason" (as defined in Paragraph 2(e) of the Employment Agreement), including without limitation a "Change in Control", as defined in Paragraph 2(e)(6) of the Employment Agreement), which would entitle the Executive to terminate his employment under the Employment Agreement and to be paid certain payments under Paragraph 2(f) of the Employment Agreement. The Executive and the Corporation also acknowledge and agree that, by their mutual agreement, the Executive has continued to receive a Base Salary of $350,000 per annum and participation in the Glenayre Management by Objectives Bonus Plan at a 50% level after his election as Chairman of the Board and Chief Executive Officer of the Corporation and will continue to do so until otherwise provided pursuant to the Employment Agreement, as amended by this Amendment.

         11. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                          GLENAYRE TECHNOLOGIES, INC.

                                          By:  s/Gary B. Smith

                                          Title:  President & CEO



                                            s/Ramon D. Ardizzone
                                          Ramon D. Ardizzone


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